(m)(8)(i)

AMENDED SCHEDULE 1

TO THE

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

VOYA SERIES FUND, INC.

CLASS T SHARES

Name of Fund

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Global Target Payment Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund

Effective Date:  May 31, 2017